UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2018

Osmotica Pharmaceuticals plc

(Exact name of registrant as specified in its charter)

Ireland	001-38709	Not Applicable
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

400 Crossing Boulevard
Bridgewater, New Jersey	08807
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (908) 809-1300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On December 20, 2018, the board of directors (the “Board”) of Osmotica Pharmaceuticals plc (the “Company”) voted to increase the size of the Board from six directors to seven directors and appointed Gregory Cowan to fill the resulting vacancy, effective January 2, 2019. Mr. Cowan was also appointed to serve on the Board’s Audit Committee (the “Audit Committee”). In connection with Mr. Cowan’s appointment to the Audit Committee, Juan Vergez resigned as a member of the Audit Committee.

As part of his non-employee director compensation, Mr. Cowan will receive (i) an annual cash retainer of $50,000 for service as a Board member, (ii) an annual cash retainer of $10,000 for service as a member of the Audit Committee, and (iii) an annual equity award of restricted stock units valued at $175,000 on the date of grant, which will vest upon the earlier of (x) the first anniversary of the grant date and (y) the Company’s next annual general shareholder meeting.  In addition, the Company will grant Mr. Cowan an initial equity award in connection with his appointment to the Board with a value of $262,500, one-third of which will vest on each of the first three anniversaries of the grant date.

In addition, the Company and Mr. Cowan will enter into the Company’s standard indemnification agreement, the terms of which are described in the Company’s Registration Statement on Form S-1 (File No. 333-227357) (the “Registration Statement”) and a form of such agreement was filed as Exhibit 10.24 to the Registration Statement.

A copy of the press release announcing Mr. Cowan’s appointment to the Board is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
No.	Description

99.1	Press Release of Osmotica Pharmaceuticals plc dated December 27, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Osmotica Pharmaceuticals plc

Date: December 27, 2018	By:	/s/ Brian Markison
Brian Markison
Chief Executive Officer